SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. __)*

                       INTIME SYSTEMS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  461158-10-07
--------------------------------------------------------------------------------
                                 (CUSIP Number)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


1)       Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
         Persons
         JOHN E. STEINER - N/A
         ----------------------------------------------------------------------
         CAROL E. STEINER - N/A
         ----------------------------------------------------------------------

2)       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
            -------------------------------------------------------------------
         (b)    X
            -------------------------------------------------------------------

3)       SEC Use Only
                     ----------------------------------------------------------


4)       Citizenship or Place of      U.S.A.
         Organization                 -----------------------------------------

Number of     (5) Sole Voting Power -0-
Shares Bene-                        -------------------------------------------
ficially      (6) Shared Voting Power         2,000 - CLASS A COMMON STOCK 1 AND
Owned by                                  --------------------------------------
Each Report-                              1,218,626 - CLASS B COMMON STOCK 1,2
ing Person                                --------------------------------------
With          (7) Sole Dispositive Power -0-
                                         ---------------------------------------
              (8) Shared Dispositive Power    2,000 - CLASS A COMMON STOCK 1 AND
                                           -------------------------------------
                                          1,218,626 - CLASS B COMMON STOCK 1,2
                                          --------------------------------------

9)       Aggregate Amount Beneficially Owned by Each Reporting Person
             2,000 - CLASS A COMMON STOCK 1 AND
         ----------------------------------------------------------------------
         1,218,626 - CLASS B COMMON STOCK 1,2
        -----------------------------------------------------------------------

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions) N/A
                           ----------------------------------------------------

------------------
         1        Owned as Tenants by the Entirety.
         2        Each share of Class B Common Stock carries five votes on all matters upon which common stockholders are entitled to vote.

11)      Percent of Class Represented CLASS A COMMON STOCK - LESS THAN 1%
         by Amount in row 9           -----------------------------------------
                                      CLASS B COMMON STOCK - 36.7%
                                      -----------------------------------------

12)      Type of Reporting Person (See Instructions) JOHN E. STEINER - IN
                                                     --------------------------
                                                     CAROL J. STEINER - IN
                                                     --------------------------






                            (CONTINUED ON NEXT PAGE)

                                    ITEM 1(A)

Name of Issuer:     INTIME SYSTEMS INTERNATIONAL, INC.
               ----------------------------------------------------------------

                                    ITEM 1(B)

Address of Issuer's Principal Executive Offices:    1601 FORUM PLACE, 5TH FLOOR
                                                    ---------------------------
                                                    WEST PALM BEACH, FL 33401
                                                    ---------------------------
                                    ITEM 2(A)

Name of Person Filing:      JOHN E. STEINER
                      ---------------------------------------------------------

                                    ITEM 2(B)

Address of Principal Business Office         6160 ST. ANDREWS ROAD
or, if none, Residence:                      ----------------------------------
                                             COLUMBIA, SC 29212
                                             ----------------------------------

                                    ITEM 2(C)
Citizenship:    U.S.A.
            -------------------------------------------------------------------

                                    ITEM 2(D)

Title of Class of Securities:  CLASS A AND CLASS B COMMON STOCK
                             --------------------------------------------------

                                    ITEM 2(E)
CUSIP Number: 461158-10-07
             ------------------------------------------------------------------

                                     ITEM 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-1(b), or 13d-2(b), check whether the person filing is a:

NOT APPLICABLE
-------------------------------------------------------------------------------

                                     ITEM 4

Ownership.
         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

           (a) Amount Beneficially Owned:
               CLASS A - 2,000; CLASS B - 1,218,626
               ----------------------------------------------------------------

           (b) Percent of Class:
               CLASS A - LESS THAN 1%; CLASS B - 36.7%
               ----------------------------------------------------------------

           (c) Number of shares to which such person has:

               (i)   sole power to vote or to direct the vote:
                     -0-
                     ----------------------------------------------------------

               (ii)  shared power to vote or to direct the vote:
                     2,000 - CLASS A; 1,218,626 - CLASS B
                     ----------------------------------------------------------

               (iii) sole power to dispose or to direct the disposition of:
                     -0-
                     ----------------------------------------------------------

               (iv)  shared power to dispose or to direct the disposition of:
                     2,000 - CLASS A; 1,218,626 - CLASS B
                     ----------------------------------------------------------

                                     ITEM 5

Ownership of Five Percent or Less of a Class.

*If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE
-------------------------------------------------------------------------------

                                    ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

NOT APPLICABLE
-------------------------------------------------------------------------------

                                    ITEM 8

Identification and Classification of Members of the Group.

NOT APPLICABLE
-------------------------------------------------------------------------------

                                     ITEM 9

Notice of Dissolution of Group.

NOT APPLICABLE
-------------------------------------------------------------------------------

                                     ITEM 10

Certification.

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
--------------------------------------------------------------------------------

Date:  February 13, 1997

/s/ John E. Steiner
---------------------------------
Signature

JOHN E. STEINER
---------------------------------
Name/Title

                                    ITEM 1(A)

Name of Issuer:     INTIME SYSTEMS INTERNATIONAL, INC.
               ----------------------------------------------------------------

                                    ITEM 1(B)

Address of Issuer's Principal Executive Offices:   1601 FORUM PLACE, 5TH FLOOR
                                                   ----------------------------
                                                   WEST PALM BEACH, FL 33401
                                                   ----------------------------

                                    ITEM 2(A)

Name of Person Filing:      CAROL J. STEINER
                      ---------------------------------------------------------

                                    ITEM 2(B)

Address of Principal Business Office or,    6160 ST. ANDREWS ROAD
if none, Residence:                         -----------------------------------
                                            COLUMBIA, SC 29212
                                            -----------------------------------

                                    ITEM 2(C)

Citizenship:    U.S.A.
            -------------------------------------------------------------------

                                   ITEM 2(D)

Title of Class of Securities:  CLASS A AND CLASS B COMMON STOCK
                             --------------------------------------------------

                                    ITEM 2(E)

CUSIP Number: 461158-10-07
             ------------------------------------------------------------------

                                     ITEM 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-1(b), or 13d-2(b), check whether the person filing is a:

NOT APPLICABLE
-------------------------------------------------------------------------------

                                     ITEM 4

Ownership.

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

           (a) Amount Beneficially Owned:
               CLASS A - 2,000; CLASS B - 1,218,626
               ----------------------------------------------------------------

           (b) Percent of Class:
               CLASS A - LESS THAN 1%; CLASS B - 36.7%
               ----------------------------------------------------------------

           (c) Number of shares to which such person has:

               (i)   sole power to vote or to direct the vote:
                     -0-
                     ----------------------------------------------------------

               (ii)  shared power to vote or to direct the vote:
                     2,000 - CLASS A; 1,218,626 - CLASS B
                     ----------------------------------------------------------

               (iii) sole power to dispose or to direct the disposition of:
                     -0-
                     ----------------------------------------------------------

               (iv)  shared power to dispose or to direct the disposition of:
                     2,000 - CLASS A; 1,218,626 - CLASS B
                     ----------------------------------------------------------

                                     ITEM 5

Ownership of Five Percent or Less of a Class.

*If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE
-------------------------------------------------------------------------------

                                     ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

NOT APPLICABLE
-------------------------------------------------------------------------------

                                     ITEM 8

Identification and Classification of Members of the Group.

NOT APPLICABLE
-------------------------------------------------------------------------------

                                     ITEM 9

Notice of Dissolution of Group.

NOT APPLICABLE
-------------------------------------------------------------------------------

                                     ITEM 10

Certification.

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
--------------------------------------------------------------------------------

Date:  February 13, 1997

/s/ Carol J. Steiner
-------------------------------
Signature

CAROL J. STEINER
-------------------------------
Name/Title



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